UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): February 28, 2023

EUROPEAN BIOTECH ACQUISITION CORP.

(Exact name of registrant as specified in its charter)

Commission File Number: 001-40211

Cayman Islands	N/A
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

EPFL Innovation Park Building

1015 Lausanne

Switzerland

(Address of principal executive offices, including zip code)

+41 77 976 21 09

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 140.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Units, each consisting of one Class A ordinary share and one-third of one redeemable warrant	EBACU	The NASDAQ Stock Market LLC
Class A ordinary shares, par value $0.0001 per share	EBAC	The NASDAQ Stock Market LLC
Warrants, each whole warrant exercisable for one Class A ordinary share at an exercise price of $11.50	EBACW	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As described below under Item 5.07 of this Current Report on Form 8-K, on February 28, 2023, European Biotech Acquisition Corp. (the “Company” or “EBAC”) convened an extraordinary general meeting (the “Extraordinary General Meeting”) to approve, among other things, the previously announced business combination of the Company and Oculis SA (the “Business Combination”).

Upon the conclusion of the Extraordinary General Meeting, each of (i) Mr. Martijn Kleijwegt, (ii) Mr. Mark Wegter, (iii) Mr. Volkert Doeksen and (iv) Mr. Onno van de Stolpe resigned as members of the board of directors of the Company (the “Board”), effective upon the conclusion of the Extraordinary General Meeting. All such resignations were voluntary and not the result of any disagreement with the operations, policies or practices of the Company.

Also upon the conclusion of the Extraordinary General Meeting, the Company appointed Mr. Riad Sherif and Mr. Anthony Rosenberg to serve as members of the Board, effective upon the conclusion of the Extraordinary General Meeting. In connection therewith, the Company appointed each of Mr. Sherif and Mr. Rosenberg to serve as members of the audit committee of the Board.

Item 5.07. Submission of Matters to a Vote of Security Holders.

Set forth below are the final voting results for each of the proposals submitted to a vote of the shareholders of the Company at the Extraordinary General Meeting:

		Votes For	Votes Against	Abstentions
1.	Business Combination Proposal – A proposal to, as an ordinary resolution, authorize, approve and confirm in all respects that the Business Combination Agreement, dated as of October 17, 2022 (as it may be amended, supplemented, or otherwise modified from time to time), by and between European Biotech Acquisition Corp. and Oculis SA, and the transactions contemplated thereby.	10,076,817	936,889	0

		Votes For	Votes Against	Abstentions
2.	Merger Proposal – A proposal to, as a special resolution, authorize, approve and confirm in all respects that European Biotech Acquisition Corp. be and is hereby authorized to enter into the Plan of Merger, and that the merger of Merger Sub 1 with and into EBAC, the separate entity existence of Merger Sub 1 will cease, and EBAC will be the surviving company and a direct wholly owned subsidiary of Oculis Holding AG.	10,076,817	936,889	0

		Votes For	Votes Against	Abstentions
3.	Adjournment Proposal – A proposal to, as an ordinary resolution, adjourn the Extraordinary General Meeting to a later date or dates to the extent reasonable (i) to ensure that any supplement or amendment to the proxy statement/prospectus is provided to EBAC shareholders, (ii) in order to solicit additional proxies from EBAC shareholders in favor of the Business Combination Proposal and the Merger Proposal or for any other reason in connection with the transactions contemplated by the Business Combination Agreement or (iii) if EBAC shareholders redeem an amount of EBAC Class A Common Stock such that the Minimum EBAC Cash Condition would not be satisfied.	10,076,817	936,889	0

Based upon the submission of proxies and ballots, a majority of the shares of EBAC ordinary shares issued and outstanding and entitled to vote at the close of business on the record date were present at the Extraordinary General Meeting by proxy or by attendance via the virtual meeting website, which constituted a quorum. Proposal 1 was approved by the required vote. Proposal 2 was approved by the required vote. Proposal 3 was approved by the required vote.

Item 8.01. Other Events.

In connection with the shareholder vote at the Extraordinary General Meeting, EBAC’s public shareholders had the right to elect to redeem all or a portion of their Class A ordinary shares for a per share price calculated in accordance with EBAC’s organizational documents. EBAC’s public shareholders holding 11,505,684 Class A ordinary shares validly elected to redeem their public shares.

The Closing is expected to occur on or about March 2, 2023, subject to the satisfaction or waiver of the conditions with respect to the Business Combination.

Item 9.01. Financial Statements and Exhibits

Exhibit No.	Description

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 28, 2023

EUROPEAN BIOTECH ACQUISITION CORP.

/s/ Eduardo Bravo Fernandez de Araoz
Name: Eduardo Bravo Fernandez de Araoz
Title: Chief Executive Officer (Principal Executive Officer)